                                                                    EXHIBIT 10.3


                               [CIMA Letterhead]

June 23, 2003

John M. Siebert, Ph.D.
10759 Mount Curve Blvd.
Eden Prairie, MN 55347

Dear John:

         This letter will confirm our agreement to amend and restate our earlier Letter Agreement, dated April 4, 2003 (the "Original Letter Agreement"), regarding the transition and termination of your employment with CIMA LABS INC. (the "Company"). The sole purpose of this Amended and Restated Letter Agreement (the "Letter Agreement") is to resolve the parties' current dispute regarding the nature of your working relationship with CyDex, Inc. and its impact on your continued employment with the Company by replacing the last sentence of section 2 of the Original Letter Agreement with the underscored language reflected in section 2 below. This Letter Agreement shall not be construed as in any other way imposing obligations on either party beyond those set forth in the Original Letter Agreement and restated herein.

         1. Employment. Your employment with the Company will end as a result of your retirement effective December 31, 2003, or such earlier date in accordance with paragraph 2 below. Your status as President and Chief Executive Officer of the Company ("CEO") ended effective April 30, 2003. While you are employed by the Company during the period from May 1, 2003 through December 31, 2003 (the "Transition Period"), you will perform such transition duties as may be requested by the Company. Such transition duties requested by the Company will not exceed eight days per month during the Transition Period and will be performed by you at times mutually agreed upon with the Company. During the Transition Period, you may provide consulting services for other business entities so long as such services are not "directly competitive" (as defined in paragraph 9 below) and do not interfere with your ability to provide services to the Company in accordance with this paragraph.

         2. Termination of Employment. Between now and December 31, 2003, the Company may terminate your employment only (a) for "Cause," as defined in the Employment Agreement between you and the Company, dated as of June 30, 2000 (the "Employment Agreement"), provided, however, that a material breach by you of this Letter Agreement shall be considered a material breach of the Employment Agreement; or (b) if you become employed with any other employer. If you commence employment with any other employer, your employment with the Company will immediately end without further action by either you or the Company. For purposes of this Letter Agreement, the terms "employer" and "employment" shall have their common law meaning. See Nationwide Mut. Ins. Co. v. Darden, 503 U.S. 318 (1992). Notwithstanding the above, the parties agree that your stated working relationship with CyDex, Inc. between now and December 31, 2003 shall not be considerered "employment" and CyDex shall not be considered your "employer" during that same period of time.

John M. Siebert, Ph.D.
June 23, 2003
Page 2





         3. Compensation During Employment. While you are employed by the Company, you will continue to receive base salary at your current annual rate of $336,544.00 and those benefits as set forth in Section 3(c), (d), (e), and (f) of the Employment Agreement. Except as provided in paragraph 5(b)(iii) of this Letter Agreement below, you will not be eligible for any incentive bonus for calendar year 2003. You will not be eligible for any other compensation or benefits from the Company relating to your employment or the termination of your employment except as stated in this Letter Agreement.

         4. Releases. At the time you signed the Original Letter Agreement, you executed a Release By John M. Siebert attached to the Original Letter Agreement as Exhibit A (the "First Release"). The First Release is specifically incorporated into this Letter Agreement by reference hereto. On or within 21 days after your last day of employment with the Company, you will sign a second Release in the form enclosed with this Letter Agreement as Exhibit 1 (the "Second Release"), as a condition of receiving the pay and benefits set forth in paragraph 5(b) of this Letter Agreement.

         5. Compensation Following Employment.


            a. In the event of termination by the Company for Cause, the Company shall have no further obligation to you under this Letter Agreement except to pay your base salary and benefits accrued through your last date of employment, including without limitation any earned and unused vacation time in accordance with the normal policies and practices of the Company.

            b. In the event of termination of your employment for any reason other than for Cause, and if you sign the Second Release on or within 21 days following your last date of employment and have not rescinded the First Release or the Second Release within 15 days after signing each of them, and subject to your complying with all terms of this Letter Agreement, the Company will provide you with the following additional benefits:

               i. The Company will pay you, or in the event of your death, your Estate, devisees, heirs, beneficiaries, assigns, or successors in interest, an amount equal to your final base salary, at the annual rate of $336,544.00, for the period from your last date of employment and continuing for twelve (12) months. Such pay will be subject to normal tax withholdings and will be paid by the Company in accordance with its regular payroll schedule.

               ii. If following your last date of employment you, or in the event of your death, or any of your dependents, elect to continue your group medical and dental insurance in accordance with the terms of the applicable plans and laws, the Company will continue to pay its portion of the monthly premiums for such coverage as if you were still employed by the Company, from your last date of employment through the earlier of (i) twelve (12) months following your last date of employment, (ii) the date you become eligible for other health or dental (as applicable) insurance benefits through a new employer, and (iii) the date continuation coverage is no longer available in accordance

John M. Siebert, Ph.D.
June 23, 2003
Page 3


         with the applicable plans or laws. Your continued coverages will be at the same level as in effect as of your last date of employment. The Company shall deduct your contributions for the monthly premiums from the pay described in paragraph 5(b)(i) above of this Letter Agreement. You agree to notify the Company in writing within three (3) days of your acceptance of any employment that provides health or dental insurance benefits.

               iii. The Company will pay you, or in the event of your death, your Estate, devisees, heirs beneficiaries, assigns or successors in interest, a prorated annual bonus for calendar year 2003, in the amount of $78,461.25, less normal tax withholdings. Such bonus payment will be paid at the same time as annual bonus payments are paid to other management employees of the Company for calendar year 2003, but in no event later than March 31, 2004.

            c. If your employment with the Company continues through December 31, 2003, you agree that all of your earned vacation time will be used and that you will not be entitled to payment for any earned vacation time upon termination of your employment. If your employment with the Company terminates before December 31, 2003 for any reason, the Company will pay you upon termination for earned and unused vacation time in accordance with the normal policies and practices of the Company.

         6. Stock Options. You currently have options to purchase shares of the Common Stock of the Company in accordance with the following schedule, assuming your continued employment with the Company through December 31, 2003:


  Plan             Date of              Exercise           Number of            Amount
                   Grant                Price              Shares Granted       Exercisable as of
                                                                                12/31/03
 -----------       -------------        -------------      --------------       ------------------
  DIR              08/04/1994           $9.00               20,000                 20,000
  DIR              06/07/1995           $4.75                7,500                  7,500
  SOAP             07/01/1995           $4.00               75,000                      0
  SOAP             07/01/1995           $4.00              105,000                 32,300
  SOAP             10/29/1997           $5.875              48,937                 48,937
  SOAP             10/29/1997           $5.875              51,063                      0
  SOAP             04/24/1998           $4.375              22,857                      0
  SOAP             04/24/1998           $4.375              57,143                 57,143
  SOAP             06/01/1999           $3.375              25,000                 25,000
  SOAP             06/30/2000           $20.25              14,814                  9,876
  SOAP             06/30/2000           $20.25              85,186                 56,790
  2001 SIP         02/20/2003           $18.19              31,397                      0


You agree and acknowledge that all of your options to purchase the Company's Common Stock are listed above and will lapse and cease to be outstanding 90 days following your last date of employment, unless previously exercised in accordance with the terms of the applicable option

John M. Siebert, Ph.D.
June 23, 2003
Page 4


agreement and plan (and subject to adjustment in accordance with the applicable option agreements if your employment terminates before December 31, 2003).

         7. Confidential Information. Except as permitted or directed by the Board, during the term of your employment with the Company and at any time thereafter, you will not divulge, furnish, or make accessible to anyone or use in any way (other than in the ordinary course of business of the Company) any confidential or secret knowledge of the Company which you have acquired or become acquainted with, or will acquire or become acquainted with, prior to the termination of the period of your employment by the Company, whether developed by yourself or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices, or materials (whether or not patented or patentable), directly or indirectly useful in any aspect of the business of the Company, any customer or supplier list of the Company, any confidential or secret development or research work of the Company, or any other confidential information or secret aspects of the business of the Company. You acknowledge that the above-described knowledge or information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company and its predecessors, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrong and would cause irreparable harm to the Company. Both during and after the term of your employment with the Company, you will refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of a breach by you of this Letter Agreement or of any other obligation of confidentiality to the Company.

         8. Return of Proprietary Property. You agree that all property in your possession belonging to the Company, including without limitation, all documents, reports, manuals, memoranda, computer print-outs, customer lists, credit cards, keys, identification, products, access cards, and all other property relating in any way to the business of the Company are the exclusive property of the Company, even if you authored, created, or assisted in authoring or creating such property. You shall return to the Company all such documents and property immediately upon termination of employment or at such earlier time as the Company may reasonably request.

         9. Restrictive Covenant. You acknowledge that the Company needs to be protected against the potential for unfair competition and impairment of the Company's goodwill by your use of the Company's training, assistance, confidential information, and trade secrets in direct competition with the Company. You therefore agree that during your employment with the Company and for a period of one (1) year thereafter, you will not operate, join, control, be employed by, or participate in ownership, management, operation, or control of, or be connected in any manner as an independent contractor, consultant, or otherwise, with any person or organization engaged in any business activity which is the same as, or directly competitive with any business of the Company or any successor of the Company as of the date of the termination of your employment with the Company within the states of the United States of America. For



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John M. Siebert, Ph.D.
June 23, 2003
Page 5


purposes of this paragraph, "directly competitive" means any business or technical activity that is either described in any granted patent or patent application (whether or not yet filed) owned by or licensed to the Company at any time during your employment with the Company. You agree that the provisions of this paragraph 9 shall survive the termination of your employment with the Company or the termination of this Letter Agreement, whether such termination be voluntary or involuntary, or with or without cause.

         10. Covenant Not to Recruit. You recognize that the Company's work force constitutes an important and vital aspect of its business. You agree that during your employment with the Company and for a period of one (1) year thereafter, you will not recruit or solicit, or assist anyone else in the recruitment or solicitation of, any of the Company's then current employees to terminate their employment with the Company and to become employed by any business enterprise with which you may then be associated or connected, whether as an owner, employee, partner, agent, investor, consultant, contractor or otherwise. You expressly agree that the provisions of this paragraph 10 shall survive the termination of your employment with the Company or the termination of this Letter Agreement, whether such termination be voluntary or involuntary or with or without cause.

         11. Severability. In the event any provision of this Letter Agreement shall be held illegal or invalid for any reason, said illegality or invalidity will not in any way affect the legality or validity of any other provision hereof. It is the intention of the parties hereto that the Company be given the broadest possible protection respecting its confidential information and trade secrets; and respecting competition by you following the termination of your employment with the Company.

         12. Remedies. You agree that, in addition to, but not to the exclusion of any other available remedy, the Company shall have the right to enforce the provisions of paragraphs 7, 8, 9, and 10 by applying for and obtaining temporary and permanent restraining orders or injunctions from a court of competent jurisdiction without the necessity of filing a bond therefore, and the prevailing party in any such action shall be entitled to recover reasonable attorneys' fees and costs in enforcing or defending any claims regarding the provisions of paragraphs 7, 8, 9, and 10.

         13. Company Obligations. The sole obligations of the Company will be its obligations as set forth in this Letter Agreement, except as otherwise provided by law. This Letter Agreement represents the entire agreement between you and the Company relating to your employment, the termination of your employment, and compensation and benefits relating thereto. This Letter Agreement supersedes all prior negotiations, discussions, communications and agreements relating to the same subject matter, including without limitation the Employment Agreement, except as specifically incorporated herein.

         14. Governing Law; Venue. All matters relating to the interpretation, construction, application, validity and enforcement of this Letter Agreement shall be governed by the laws of the State of Minnesota. Any action at law, suit in equity, or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of,

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John M. Siebert, Ph.D.
June 23, 2003
Page 6


related to or from this Letter Agreement or any provision hereof, shall be litigated only in the courts of the State of Minnesota, County of Hennepin. You hereby waive any right you may have to transfer or change the venue of any litigation brought against you by the Company.

                                    * * * * *

         This Letter Agreement is intended to amend and restate all the terms of the conclusion of your employment by the Company. Please indicate your acceptance of all such terms by signing both copies of this Amended and Restated Letter Agreement, and returning one copy to the undersigned.

                                      Sincerely,

                                      CIMA LABS, INC.

                                      /s/ Steven B. Ratoff

                                      Steven B. Ratoff
                                      Chairman of the Board and Interim
                                      Chief Executive Officer



On this 7th day of July, 2003, I, John M. Siebert, hereby accept and agree to the terms of the above Letter Agreement. I further acknowledge that I have 21 days after the last date of my employment to decide whether to sign the Second Release. I also hereby specifically confirm (a) that I am being advised by the Company to seek independent advice from legal counsel of my own selection in connection with this Letter Agreement, the First Release and the Second Release (and that I have had adequate opportunity to do so); and (b) that I have not relied to any extent on any statement or other communication from any shareholder, director, officer, employee, attorney or agent of the Company in connection herewith.

 /s/ John M. Siebert                                     7 Jul 2003
-----------------------------------               --------------------------
John M. Siebert, Ph.D.                            Dated